Exhibit 99.1

Christian Baesler Named Chief Operating Officer of BuzzFeed, Inc.

January 6, 2022

Baesler Will Remain As Complex Networks CEO While Leading All BuzzFeed, Inc. Revenue Functions

NEW YORK--(BUSINESS WIRE)--Jan. 6, 2022-- Jonah Peretti, Founder and CEO of BuzzFeed, Inc. (NASDAQ: BZFD), a premier digital media company for the most diverse, most online, and most socially engaged generation the world has ever seen, today named Christian Baesler as Chief Operating Officer. Baesler, who will continue to serve as CEO of Complex Networks, joined BuzzFeed, Inc. when BuzzFeed, Inc. became a public company and acquired Complex Networks last month.

This press release features multimedia. View the full release here: https://www.businesswire.com/news/home/20220106005908/en/

Baesler brings a wealth of operational experience, having overseen the day-to-day operations of Complex Networks and its portfolio of brands since 2018. Prior to that Baesler spent more than a decade at Bauer Media Group, one of the world’s leading media companies. During his tenure he oversaw Bauer’s digital business in the U.K., where the company is the largest magazine publisher and a leading commercial radio operator. Baesler also served as President of Bauer Xcel Media, Bauer’s global digital division, where he built its US operation from scratch. As President and now-CEO of Complex Networks, Baesler has helped the company grow into a content powerhouse spanning digital, video, audio, and live events.

“As the first pure digital media company to go public, we are just beginning to tell BuzzFeed’s story to the investment community. I’m thrilled to bring Christian’s strong track record of leadership and results to our whole business and to my leadership team at such a pivotal and exciting time for the company,” said BuzzFeed, Inc. Founder and CEO Jonah Peretti. “I’ve also seen the operational strength, rigor, and innovation Christian brought to Complex Networks, and am excited to see BuzzFeed, Inc. thrive and grow under his leadership.”

“Since Complex Networks became a part of BuzzFeed, I've been tremendously impressed by the strength of its diversified revenue model, the talent and expertise of its business leaders, and Jonah's vision for a thriving, successful public digital media company,” said BuzzFeed, Inc. COO and Complex Networks CEO Christian Baesler. “I'm also confident that these changes will help accelerate the integration of Complex Networks into BuzzFeed’s business model, unlocking its potential for growth. Edgar, Ken, Nilla and Richard are true, accomplished professionals, and I can’t wait to hit the ground running together. ”

Baesler will oversee all of BuzzFeed, Inc.’s revenue functions, led by:

•	Edgar Hernandez, now CRO of BuzzFeed Inc.
•	Ken Blom, now EVP, Business Strategy & Operations for BuzzFeed, Inc.
•	Nilla Ali, EVP Commerce for BuzzFeed, Inc.
•	Richard Alan Reid, Head of Studio for BuzzFeed, Inc.

Christian Baesler, COO of BuzzFeed, Inc. (Photo: Business Wire)

Baesler will be based in New York City and report to BuzzFeed, Inc. Founder and CEO Peretti, joining the BuzzFeed, Inc. executive team.

More on BuzzFeed, Inc.’s Executive Leadership and Board of Directors.

About BuzzFeed, Inc.

BuzzFeed, Inc. is home to the best of the Internet. Across food, news, pop culture and commerce, our brands drive conversation and inspire what audiences watch, read, buy, and obsess over next. Born on the Internet in 2006, BuzzFeed, Inc. is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives. We'll continue to recruit the best founders and creators to join us in this mission, with more additions like Complex Networks and HuffPost to come.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220106005908/en/

Media

Carole Robinson: pr@buzzfeed.com

Investor Relations

Amita Tomkoria, BuzzFeed: ir@buzzfeed.com

Source: BuzzFeed, Inc.